Exhibit 77(c)

                Matters Submitted to a Vote of Security Holders

1. A special meeting of shareholders of the ING Technology Fund was held on March 23, 2004, to approve:

            (a) a Sub-Advisory Agreement between ING Investments LLC and BlackRock Advisors, Inc. with no change in the Adviser, or the overall management fee paid by the Fund and

            (b)   to approve a "Manager-of-Managers" agreement for the Fund.

                                            Shares voted
                                            against or            Total Shares
                  Shares voted for          withheld              voted
                  ----------------          --------              -----

            (a)   10,761,749.886            290,634.521           11,260,991.309

            (b)   7,858,508.355             1,113,379.648         11,260,991.309

2. A special meeting of shareholders of the ING Growth and Income Fund was held on February 26, 2004, to approve:

            (a) a Sub-Advisory Agreement between ING Investments LLC and Wellington Management, LLP with no change in the Adviser, or the overall management fee paid by the Fund and

            (b)   to approve a "Manager-of-Managers" agreement for the Fund.

                                            Shares voted
                                            against or            Total Shares
                  Shares voted for          withheld              voted
                  ----------------          --------              -----

            (a)   16,877,495.905            241,467.848           17,209,979.892

            (b)   16,337,351.818            430,788.855           17,209,979.892